UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 4, 2008
THE CHUBB CORPORATION

(Exact name of registrant as specified in its charter)

New Jersey	1-8661	13-2595722

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

15 Mountain View Road, Warren, New Jersey	07059

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (908) 903-2000
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) On September 4, 2008, the Board of Directors of The Chubb Corporation (“Chubb”) approved the election of Richard G. Spiro as Chubb’s Executive Vice President and Chief Financial Officer. Mr. Spiro’s election as Executive Vice President will be effective as of his October 1, 2008 start date. Mr. Spiro’s election as Chief Financial Officer will be effective immediately following the filing with the Securities and Exchange Commission of Chubb’s Form 10-Q for the quarter ended September 30, 2008.
Prior to joining Chubb, Mr. Spiro, who is 44, was an investment banker at Citigroup Global Markets Inc., which he joined in 1999. He most recently served as a Managing Director in Citigroup’s financial institutions investment banking group. Mr. Spiro has held a variety of other positions in Citigroup’s financial institutions group, including Head of North America, Global Head of Insurance Investment Banking and Co-Head of the Insurance, Asset Management, Exchanges and Processors Group.
Mr. Spiro’s annual base salary for 2008 and 2009 will be $750,000. He also will be eligible for annual cash incentive compensation. For 2009, Mr. Spiro will receive a guaranteed cash bonus payable no later than March 31, 2009 in the amount of $1,420,000. Mr. Spiro will receive an equity award in the approximate amount of $2,650,000 in the first quarter of 2009 and, going forward, will participate in Chubb’s annual long-term stock incentive plan on the same basis as other similarly situated employees. It is anticipated that 75% of the 2009 equity award will be in the form of performance units (“TSRs”) and the remaining 25% will be in the form of restricted stock units (“RSUs”). In each case, one unit is the equivalent of one share of Chubb’s common stock. The actual number of shares issuable pursuant to the TSR award will vary from 0% to 200% of the original target award based on Chubb’s total shareholder return relative to total shareholder returns over a three-year performance period for the other companies in the S&P 500 Index. The RSUs will vest, subject to continued employment, on the third anniversary of the grant date. RSUs pay dividend equivalents at the same time and in the same amount as dividends are paid on Chubb’s common stock. In addition, Mr. Spiro will participate in Chubb’s other compensation and benefits programs on terms and conditions applicable to other similarly situated employees.
In recognition of Mr. Spiro’s loss of equity compensation granted by his previous employer, Chubb has agreed to pay him $315,000 in cash within 30 days of his start date and to grant him, shortly following his start date, a RSU award valued at approximately $3,717,000 on the date of grant. The RSU award will vest ratably in three annual installments beginning January 31, 2009.
Chubb intends to enter into a change in control agreement with Mr. Spiro that generally will provide for Mr. Spiro’s receipt of a severance payment equal to two times the sum of his base salary and the average of his three most recent annual cash incentive awards in the event that, within two years after a change in control of Chubb, Mr. Spiro’s employment is thereafter terminated without cause by Chubb or by Mr. Spiro for good reason.
In May 2007, Chubb settled a property damage claim made by Mr. Spiro in the approximate amount of $320,000. The claim was made pursuant to an insurance policy underwritten by Chubb in which Mr. Spiro was a named insured. Chubb adjusted and settled the claim in the ordinary course of its business on an arms’ length basis consistent with its handling of claims for property damage made by other insureds.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE CHUBB CORPORATION
Date: September 10, 2008	By:	/s/ W. Andrew Macan
		Name:	W. Andrew Macan
		Title:	Vice President and Secretary